SETTLEMENT AGREEMENT
THE UNDERSIGNED:
Vistaprint B.V., a private company with limited liability organized under the laws of the Netherlands, having its registered office at Hudsonweg 8, 5928 LW Venlo, The Netherlands, (“Vistaprint”);
Cimpress N.V., a public company with limited liability organized under the laws of the Netherlands (collectively with its subsidiaries and affiliates, “Cimpress”);
and
Mr. Wilhelm G. A. Jacobs, an individual (“Executive”).
WHEREAS:
A.Executive has been employed by Vistaprint since May 1, 2011, on the basis of a Contract of Employment dated 9 February 2011 (the “Employment Contract”);
B.Executive currently serves on the management board of Cimpress N.V. and is a managing director of Cimpress Ireland Limited and Cimpress UK Manufacturing Limited, both wholly-owned subsidiaries of Cimpress N.V.;
C.As a result of an international (strategic) reorientation, the position(s) of Executive have become redundant, whilst no other suitable positions in the international group of Cimpress are available, leaving thus no other alternative then to terminate the Employment Contract of Executive;
D.At Vistaprint’s initiative, Vistaprint has had consultations with Executive regarding the terms and conditions for the termination of his employment by mutual consent, and Executive has had the opportunity to confer with legal counsel of his own choosing regarding the same; and
E.Following such consultations, the parties have mutually agreed to terminate Executive’s employment on and pursuant to the terms and conditions of this Agreement, and in accordance with article 7:900 of the Dutch Civil Code, whilst Vistaprint has pointed out to Executive his legal right to nullify this Agreement within 14 days after it has been concluded, without providing any reason, by means of a written declaration to Vistaprint, in line with article 7: 670b of the Dutch Civil Code.
HAVE AGREED AS FOLLOWS:
1.Termination Date. At the initiative of Vistaprint, the Employment Contract and the employment relationship between the parties shall terminate, with mutual consent and without further action on the part of any of the parties, upon the close of business on 31 May 2017 (the “Termination Date”). As from the date of this Agreement through the Termination Date (the “Transition Period”), Executive will not be required to come to Vistaprint’s offices or perform any of his regular job responsibilities for Vistaprint or Cimpress generally; provided, however, that Executive shall be available by telephone during regular business hours to answer any questions that Cimpress’ CEO or other senior Cimpress officers may have from time to time during the Transition Period. Any outstanding holidays will as per the Termination Date will be paid out to Executive.
2.Transition Period. During the period from the date of this Agreement through the Termination Date, Executive will continue to receive from Vistaprint his base salary at the rate that was in effect immediately before the execution of this Agreement (the “Base Salary”), and will continue to receive from Vistaprint the same fringe benefits, holiday allowance accrual and payment, and equity vesting to which he was entitled immediately before the execution of this Agreement, subject to and in accordance with Vistaprint’s and Cimpress’ normal policies, practices and written agreements as applicable. Vistaprint will continue its obligations based on the current pension scheme during such period. Vistaprint will provide a final settlement with respect to any amounts still due until the Termination Date. This final settlement shall only concern any pro-rated 8% holiday allowance and payment of the outstanding holidays.
3.Severance Benefits. In case the Employment Contract ends in the manner as stipulated in Article 1 above, and subject to Executive’s compliance with and satisfaction of the other terms and conditions of this Agreement, Vistaprint or Cimpress, as applicable, shall pay or otherwise provide to Executive the following severance benefits:
(a)    Vistaprint shall make a severance payment to Executive in the amount of EUR 322,500 gross, which equals 9 months of Base Salary, within thirty (30) days following the Termination Date.
(b)    Vistaprint shall make a one-time, lump sum payment to Executive in the amount of $187,500 USD gross, which is the aggregate amount scheduled to vest on or about 30 June 2017 in respect of all Cash LTI awards previously granted to Executive under Cimpress’ Cash LTI plan (the “Cash LTI In Lieu Of Payment”). Vistaprint shall pay the Cash LTI In Lieu Of Payment to Executive in Euros at or before the time that a Cash LTI payout would have been made to Executive had executive remained regularly employed by Vistaprint through the end of Cimpress’ 2017 fiscal year, currently expected to be August 2017. Vistaprint will convert such payment amount from U.S. Dollars to Euros using the exchange rate for 30 June 2017 as is made available in Vistaprint’s SAP system (which is the exchange rate resource customarily relied upon by Cimpress personnel to calcuate payment amounts for payroll and LTI compensation payment purposes).
(c)    Cimpress shall accelerate the vesting of Cimpress restricted share units (“RSUs”) held by Executive that, under the terms of the respective RSU agreements, are scheduled to vest during the period commencing upon 28 February 2017 and ending 28 February 2018, so that such RSUs will be fully vested as of 28 February 2017 (or the first such date thereafter as is administratively feasible); provided, however, that for purposes of this clause (c), Cimpress will deem the RSUs granted to Executive in May 2016 to be subject to Cimpress’ standard RSU vesting terms (namely, 25% of the original number of units vest on the first anniversary of the RSU grant, with 6.25% of the original number of units vesting quarterly over three years). Executive understands and acknowledges that the vesting of RSUs representing a total of 3,931 Cimpress shares is expected to be accelerated under this clause (c).
(d)    Cimpress shall accelerate the vesting of all Cimpress premium-priced share options (“PPSOs”) held by Executive that, under the terms of the respective share option agreements, are scheduled to vest during the period commencing upon 28 February 2017 and ending 28 February 2018, so that such PPSOs will be fully vested as of 28 February 2017 (or the first such date thereafter as is administratively feasible). Executive understands and acknowledges that the vesting of PPSOs to purchase a total of 792 Cimpress shares is expected to be accelerated under this clause (d). Further, and after giving effect to the accelerated vesting described in this clause (d), Cimpress shall extend to 31 August 2017 (and further extend to 31 December 2017 subject to the approval of Cimpress’ Supervisory Board, which Cimpress’ senior management intends to seek) the deadline for exercising all vested PPSOs and any other Cimpress nonqualified share options (collectively with PPSOs, “NSOs”) then held by Executive.
(e)    Cimpress shall fully accelerate the service-based vesting of 25% of the Cimpress N.V. performance share units (“PSUs”) held by Executive (rounded to a whole share), so that such PSUs will be vested (from a service time standpoint only) as of Executive’s last day of employment (or the first such date thereafter as is administratively feasible). For avoidance of doubt, no changes will be made to the performance conditions (as described in section 3 of the respective PSU agreement) applicable to such PSUs.
(f)    In connection with certain tax liabilities incurred by Executive in connection with his prior assignment to Cimpress’ office in Winterthur, Switzerland, and subject to Executive’s satisfaction of all his obligations under this Agreement, Vistaprint shall make a one-time, lump sum payment to the Executive in an amount equal to EUR 38,000 gross. Vistaprint shall make such payment to Executive on or before 30 June 2017.
(g)    To reimburse incidental and miscellaneous expenses that Executive may incur in connection with his departure from Cimpress (other than legal fees, which are addressed in Article 13 below), Vistaprint shall make a one-time, lump sum payment to Executive in an amount equal to $50,000 USD gross less the Legal Fee Invoice Amount (as defined below). Vistaprint shall make such payment to Executive in Euros within thirty (30) days following Vistaprint’s receipt of the legal fee invoice contemplated in Article 13 below; provided, however, if no such invoice is timely received, Vistaprint shall make such payment to Executive on or before 30 April 2017. Vistaprint will convert such payment amount from U.S. Dollars to Euros at or around the time of payment using the then most-current exchange rate available in Vistaprint’s SAP system (which is the exchange rate resource customarily relied upon by Cimpress personnel to calcuate payment amounts for payroll and LTI compensation payment purposes).
(h)    Cimpress shall provide Executive with the same level of tax filing assistance with regard to Executive’s tax filings for calendar year 2016 and calendar year 2017 that it has provided to Executive with regard to his calendar year 2015 tax filings. Vistaprint shall reasonably endeavor to arrange that such tax filing assistance will be provided by to Executive by PwC (PriceaterhouseCoopers), which currently provides Executive with tax filing assistance; provided, however, that Executive acknowledges that PwC is Cimpress’ global auditing firm and PwC may be engaged to provide such tax filing assistance only so long as is permitted under the applicable auditor independence and similar regulations and considerations bearing on the overall Cimpress-PwC engagement.
(i)    Cimpress shall arrange for Executive to receive, at Cimpress’ expense subject to a EUR 25,000 (excluding VAT) cap, outplacement services from a reputable outplacement firm selected by Executive (the “Outplacement Services”). The Outplacement Services shall be provided during the period commencing within a reasonable time following the date of this Agreement and ending upon the earlier of (i) Executive’s acceptance of new employment and (ii) 28 February 2018. No cash payments will be made to Executive in the event Executive elects not to utilize any or all of the outplacement services.
The severance benefits described in this Article 3 are gross amounts and will be paid or provided to Executive after the normal deductions (taxes; social security, etc) have been made thereof by Cimpress and/or Vistaprint. Parties wish to settle the entitlements of Executive to all benefits according to and as agreed upon in this paragraph of the Agreement. In case any of the amounts of share units and/or share options mentioned in this Agreement would not be in line with any vesting schedule mentioned in any applicable equity plan or award agreement, the amounts mentioned in this Agreement will prevail.
4.Certain Executive Acknowledgements. Executive understands and acknowledges that, owing to the termination of his employment with Vistaprint on the Termination Date, (i) all of Executive’s rights to participate in and receive payouts under any and all existing or future Cimpress long-term incentive compensation plans and programs (collectively, “Cimpress LTI programs”) will terminate effective as of the Termination Date, and accordingly Executive will not be eligible to receive a payout under the Cimpress LTI programs in respect of the Cimpress’ 2017 fiscal year or any subsequent fiscal year; and (ii) all unvested NSOs, RSUs and PSUs held by Executive on the Termination Date (after given effect to the accelerations contemplated in Article 3 above) will be forfeited in accordance with their terms. Executive further acknowledges that except for the NSOs, RSUs and PSUs awarded to him by Cimpress and reflected in Executive’s Cimpress-related E*TRADE stock plan account, he holds no NSOs, RSUs, PSUs or other rights to purchase or otherwise acquire Cimpress shares (or any Cimpress affiliate). For avoidance of doubt, this Article 4 does not address or otherwise apply to the “in lieu of” payment described in Article 3 above.
5.Post Contractual Clauses. All post-contractual clauses contained in the Employment Contract and/or additional regulations will survive and, subject to Article 12 below, remain in full force after the Termination Date, including, without limitation, the clauses in article 10 (secrecy), article 11 (non-competition clause), article 12 (fine clause), article 14 (presentation after the end of the employment contract), and article 16 (Intellectual and industrial property rights) within the Employment Contract.
6.Return of Company Property. To the extent that the Exectutive was issued such items or he has such items in his possession, custody or control, the Executive agrees and warrants that on 28 February 2017 at the latest, he will return to Cimpress all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones, pagers, etc.), Cimpress identification, and any other Cimpress-owned or Cimpress-leased property in his possession or control and will leave intact all electronic Cimpress documents, records and files, including but not limited to those that he developed or helped to develop during his employment with Vistaprint. Executive further agrees and warrants that on 28 February 2017 at the latest, he will have cancelled all accounts for his benefit, if any, in Cimpress’s name, including but not limited to, credit cards, telephone charge cards, cellular phone and/or pager accounts and computer accounts. In addition, Executive agrees and warrants that on 28 February 2017 at the latest, he will have transferred to Cimpress all rights in and control over (including all logins, passwords and the like) any and all accounts, subscriptions and/or registrations, electronic or otherwise, that he opened and/or maintained in his own name, but on behalf of or for the benefit of Cimpress, during the course of his employment. Executive agrees that, in the event that any such transfers have not been fully effected as of 28 February 2017 at the latest, he will execute such instruments and other documents and take such other steps as Cimpress may reasonably request from time to time in order to complete the transfer of any such accounts, subscriptions and/or registrations. Notwithstanding the foregoing, (i) Vistaprint agrees that Executive may continue to use his Vistaprint-issued mobile phone and his Vistaprint-leased company car through and including 31 May 2017, subject to same rules, policies and limitations that currently apply and provided that Executive’s usage in each case does not exceed previously-established customary levels; and (ii) Vistaprint agrees to sell to Executive his Vistaprint-issued laptop for a de minimis purchase price of EUR 1 (and subject to be laptop first being “wiped” by Vistaprint IT personnel to remove all Cimpress-related software and data).
7.Resignation from Cimpress Positions. To the extent not already effected prior to the execution of this Agreement, Executive agrees to execute and deliver to Cimpress all such resignation letters, instruments or other documents as may be reasonably requested by Cimpress to effect Executive’s immediate resignation from the management board of Cimpress and all offices and other positions held by Executive within any Cimpress subsidiary or affiliate.
8.Discharge. Cimpress will endeavor to request that, as the next occurring annual general meeting of shareholders of Cimpress , the shareholders discharge Executive from liability with respect to the exercise of his duties as a member of the management board of Cimpress during the fiscal year ending 30 June 2017. This commitment is made on the basis that Executive declares that at the date hereof, Executive is not aware of any facts and/or circumstances that could reasonably be a reason for Cimpress ’s annual general meeting of shareholders to grant him such discharge.
9.General Release and Waiver of All Claims.
(a)    In the negotiations, the Parties have had the opportunity of to address all (potential) rights, obligations and points of dispute. Except for the observance of the rights and obligations set forth in this Settlement Agreement, the Executive hereby fully, forever, irrevocably and unconditionally releases, remises and discharges Cimpress , its corporate affiliates (including Vistaprint), and its and their respective officers, directors, employees, stockholders, subsidiaries, parent companies, agents and representatives (each in their individual and corporate capacities) (hereinafter, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature which he has ever had or now has against the Released Parties in any way arising out of or relating to his employment with Vistaprint, the termination of his employment with Vistaprint and/or any other dealings Executive has had with Cimpress (including Vistaprint); provided, however, that this General Release and Waiver of All Claims does not cover claims that cannot be waived as a matter of law.
(b)    Executive understands and agrees that the claims released in this Article 9 include not only claims presently known to him or her, but also all unknown or unanticipated claims, rights, demands, actions, obligations, liabilities and causes of action of every kind and character that would otherwise come within the scope of the released claims as described in this Article 9. Executive understands that he may hereafter discover facts different from what Executive now believes to be true that, if known, could have materially affected this Agreement, but Executive nevertheless waives and releases any claims or rights based on different or additional facts.
(c)    The amounts described in Articles 1 through 3 above shall be complete and unconditional payment, accord and/or satisfaction with respect to all obligations and liabilities of the Released Parties to Executive, including, without limitation, all claims for back wages, salary, vacation pay, incentive pay, bonuses, equity awards, severance pay, reimbursement of expenses, any and all other forms of compensation or benefits, attorney's fees, or other costs or sums.
(d)    Vistaprint and Cimpress agree that Executive is not releasing any claims or rights Executive may have for indemnification under applicable law or any governing document of Cimpress or any Cimpress affiliate, or under any indemnification agreement with Cimpress or under any insurance policy providing directors’ and officers’ coverage for any lawsuit or claim relating to the period when Executive was a director, officer, or Executive of Cimpress or any Cimpress affiliate; provided, however, that (i) this acknowledgement is not a concession, acknowledgment, or guaranty that Executive has any such rights to indemnification or coverage, (ii) this Agreement does not create any additional rights for Executive to indemnification or coverage, and (iii) Cimpress retains any defenses it may have to such indemnification or coverage.
10.Non-Disparagement. To the extent permitted by law, Exectutive shall not, directly or indirectly through others, make any false, disparaging or derogatory statement to any person or entity, including to or through any media, regarding Cimpress (including Vistaprint) or any of its directors, officers, employees, agents or representatives or about Cimpress’s business affairs, business practices or financial condition. For the avoidance of doubt, this provision applies to any statement that has or reasonably could be expected to have an adverse effect on Cimpress’s business or reputation. Notwithstanding the foregoing, this Article 10 does not apply to any statements or other communications covered by or contemplated in Article 12 below. Cimpress shall ensure that the members of the Cimpress Executive Team (i.e. Mr. Robert Keane, Mr. Sean Quinn, Ms Trynka Shineman, Mr Maarten Wensveen, Mr Kees Arends and Mr Peter Kelly) shall not, directly or indirectly through others, make any false, disparaging or derogatory statement about the Executive to any person or entity, including to or through any media.
11.Cooperation. Executive agrees that until the termination of his employment, he will reasonably cooperate with Cimpress and its counsel, at Cimpress’s expense, in connection with any investigation, administrative proceeding or litigation conducted or defended by Cimpress. Executive agrees that, in the event that he is subpoenaed or otherwise required by any person or entity (including, but not limited to, any government agency) to give testimony (in a deposition, court proceeding or otherwise) that in any way relates to his employment with Cimpress/Vistaprint, he will give prompt notice of such request to the General Counsel of Cimpress and will make no disclosure until Cimpress has had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure. Notwithstanding the foregoing, this Article 11 does not apply to any investigation, administrative proceeding or litigation described or contemplated in Article 12 below.
12.Preservation of Certain Rights. The parties agree that nothing in this Agreement or the Employment Contract shall be interpreted or applied to limit Executive’s right to file a charge or complaint with or to report possible violations of U.S. federal law to the U.S. Securities and Exchange Commission or any other U.S. federal agency. The parties further agree that nothing in this Agreement or the Employment Contract shall be interpreted or applied to limit Executive’s right (i) to provide information or documents to or otherwise communicate with such governmental agencies, or to participate in any investigation or proceeding that may be conducted by such governmental agencies, in each case without notice to Cimpress, or (ii) to receive or fully retain a monetary award from a government-administered whistleblower award program for providing information directly to a governmental agency.
13.Legal Fees. Vistaprint shall pay the legal fees incurred by Executive in connection with the review, negotiation and execution of this Agreement up to a maximum amount of EUR 30,000 (inclusive of all offices charges, but excluding VAT); provided, however, that Vistaprint shall have such legal fee payment obligation only if Executive’s legal counsel delivers a final, complete invoice (supported by proper documentation) to Vistaprint (by email, to the attention of Paul McDermott) on or before 31 March 2017. For purposes of this Agreement, the term “Legal Fee Invoice Amount” means the stated amount of such final, complete invoice excluding the applicable VAT.
14.Nature of Agreement. Executive understands and agrees that this Agreement is a settlement agreement (in Dutch: “Vaststellingsovereenkomst”) in the sense of article 7:900 Dutch Civil Code. This Agreement does not constitute an admission by Cimpress of liability or wrongdoing of any kind on its part.
15.Right to terminate earlier. This Agreement does not affect the legal entitlement of Vistaprint to terminate the Employment Contract before the Termination Date due to an urgent cause in line with articles 7: 677 and 7: 678 of the Dutch Civil Code. Should that be the case, then this Agreement is no longer in place and Executive cannot deprive any rights of this Agreement.
16.Illness. In the event Executive becomes unable to perform his duties due to sickness, this will not affect this Agreement. In the event Executive becomes ill on the Termination Date or within 28 days upon the Termination Date, Executive is obliged to report this illness immediately to Vistaprint in the usual manner and comply with any instruction and (internal) guidelines given by Vistaprint and or its company doctors as well as mandatory Dutch law (Ziektewet, WIA, IVA etc) and provide any and all information necessary based on this rules and regulations to Vistaprint, its company doctors and/or the relevant authorities as UWV.
17.No other position. Executive declares that on the date of signing this Agreement, he has no other job or paid work elsewhere. The Executive is obliged to repay any and all severance benefits to Cimpress/ Vistaprint immediately, if this statement proves to be incorrect.
18.Amendment. This Agreement shall be binding upon the parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the parties hereto. This Agreement is binding upon and shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors and administrators.
19.No Waiver. No delay or omission by either party in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by a party on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.
20.Validity. Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal and/or invalid part, term or provision shall be deemed not to be a part of this Agreement.
21.Voluntary Assent. Executive affirms that no other promises or agreements of any kind have been made to or with him by any person or entity whatsoever to cause him to sign this Agreement, and that he fully understand the meaning and intent of this Agreement. The parties have held consultations about the termination of Executive’s employment and Employment Contract, and during these consultations the Executive has had the opportunity to consult with a legal advisor of his own choosing.
22.Interpretation. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The schedules and exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein. Whenever the singular is used in this Agreement, the same shall include the plural, and whenever the plural is used herein, the same shall include the singular, where appropriate. When used as part of numbers expressed in this Agreement, a comma is used to separate thousands and a period is used as a decimal point.
23.Cash payment obligation joint and several. All cash payment obligations under this Agreement are joint and several. All other obligations, inter alia those relating to equity, are not.
24.Applicable Law; Forum. This Agreement is governed by Dutch law. The courts of Limburg have exclusive jurisdiction in case of disputes between the parties arising out of or relating to this Agreement
25.Entire Agreement. This Agreement, along with the surviving provisions of the Employment Contract, contains and constitutes the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and cancels all previous oral and written negotiations, agreements, commitments and writings in connection therewith, including, without limitation, any such negotiations, agreements, commitments or writings relating to severance or other potential payments or benefits to Executive in the event of the termination of his employment with Vistaprint.

This Settlement Agreement has been signed in duplicate in Venlo, the Netherlands as of 17 February 2017.

VISTAPRINT B.V. By:/s/Sean E. Quinn Sean Quinn Managing Director	EXECUTIVE: /s/Wilhelm G.A. Jacobs Wilhelm G.A. Jacobs

CIMPRESS N.V.

By:/s/Robert Keane
Robert Keane
President and Chief Executive Officer